Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PAYCOM SOFTWARE, INC.,

a Delaware corporation

Paycom Software, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Paycom Software, Inc. The date of filing of the Corporation’s original Certificate of Incorporation was October 31, 2013.

2. The Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, which restates, integrates and further amends the provisions of the existing Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, has been duly adopted by the Corporation’s Board of Directors and the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the adoption of the Corporation’s stockholders having been made by written consent in lieu of a meeting thereof in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Chad Richison, its Chief Executive Officer, this 25th day of March, 2014.

PAYCOM SOFTWARE, INC.

By:	/s/ Chad Richison
Name: Chad Richison
Title: Chief Executive Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PAYCOM SOFTWARE, INC.

ARTICLE I

NAME

Section 1.1. Name. The name of the corporation is Paycom Software, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

Section 2.1. Address. The address of its registered office in the State of Delaware is 1675 South State Street, Suite B, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III

PURPOSE AND POWERS

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE IV

CAPITAL STOCK

Section 4.1. Capitalization. The total number of shares of stock that the Corporation shall have authority to issue is one hundred and ten million (110,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2. Common Stock. The Common Stock shall have the rights, powers, qualifications and limitations as set forth in this Section 4.2.

(a) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that except as otherwise required by Delaware Law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

(b) Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors (the “Board”) from time to time out of the assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights of the holders of shares of any series of Preferred Stock upon such liquidation, dissolution or winding up, if any, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the

Corporation available therefor and shall share equally on a per share basis in all such distributions. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale, lease, exchange, conveyance or other disposition of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3(c).

(d) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes of the Corporation’s capital stock.

Section 4.3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized, to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of all or any of the shares of Preferred Stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same class of capital stock, of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with Delaware Law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation. Notwithstanding the provisions of Section 242(b)(2) of Delaware Law, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class. Subject to Section 4.1 of this Article IV, the Board is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. Unless otherwise expressly provided in the certificate of designations in respect of any series of Preferred Stock, in case the number of shares of such series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

AMENDMENTS

Section 5.1. Bylaws. The Board shall have the power to adopt, alter, amend, change or repeal the Bylaws of the Corporation (the “Bylaws”) solely by resolution adopted by the affirmative vote of a majority of the Whole Board (as defined below). The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

Section 5.2. Certificate of Incorporation. The Corporation reserves the right at any time from time to time to alter, amend, change or repeal any provision contained in this Certificate of Incorporation, and to adopt any other provision authorized by Delaware Law, in the manner now or hereafter prescribed herein and by Delaware Law, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of this Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI or Article XII may be altered, amended, changed or repealed in any respect, nor may any provision of this Certificate of Incorporation or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the Voting Stock, voting together as a single class and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which shall consist of not less than one (1) director, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 6.2. Composition. The directors of the Corporation shall be divided into three (3) classes (each, a “Class”) as nearly equal in size as practicable, designated Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided, that directors initially designated as Class I directors shall serve for a term ending on the date of the annual meeting held in 2014, directors initially designated as Class II directors shall serve for a term ending on the annual meeting held in 2015, and directors initially designated as Class III directors shall serve for a term ending on the date of the annual meeting held in 2016. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as the Board may determine in its discretion. In no event will a decrease in the number of directors shorten the term of any incumbent director. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board and, except as otherwise expressly required by law or by this Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 6.3. Initial Directors. The names and mailing addresses of the persons who are to serve initially as directors of each Class are:

	Name	Mailing Address
Class I	Conner Mulvee Robert Minicucci	c/o Paycom Software, Inc. 7501 W. Memorial Road Oklahoma City, OK 73142
Class II	Robert Levenson Frederick C. Peters II	c/o Paycom Software, Inc. 7501 W. Memorial Road Oklahoma City, OK 73142
Class III	Sanjay Swani Chad Richison	c/o Paycom Software, Inc. 7501 W. Memorial Road Oklahoma City, OK 73142

Section 6.4. Cumulative Voting. There shall be no cumulative voting in the election of directors.

Section 6.5. Board Vacancies. Vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise provided by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

Section 6.6. Removal. (i) Prior to the Trigger Date, any director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class and (ii) after the Trigger Date, any director may be removed from office at any time with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class.

Section 6.7. Class. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board pursuant to Article IV applicable thereto, and such directors so elected shall not be subject to the provisions of this Article VI unless otherwise provided therein.

ARTICLE VII

MEETINGS OF STOCKHOLDERS

Section 7.1. Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine (or the Chairman in the absence of a designation by the Board). Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation will be given in the manner provided in the Bylaws.

Section 7.2. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board acting pursuant to a resolution adopted by a majority of the Whole Board, or by the President of the Corporation and may not be called by any other person or (ii) prior to the Trigger Date, by the Secretary of the Corporation at the request of the holders of fifty percent (50%) or more of the outstanding shares of Common Stock, and shall not be called by the stockholders. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board pursuant to Article IV hereto, special meetings of holders of such Preferred Stock.

Section 7.3. Action by Written Consent. Any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, that from and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Limitation of Liability. To the fullest extent permitted by Delaware Law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if Delaware Law is hereafter amended to authorize the further elimination or limitation of the liabilities of a director, then the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

Section 8.2. Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by Delaware Law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or any affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws or in any contract of indemnification entered into by the Corporation and any such person.

Section 8.3. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 8.4. Non-Exclusivity. The rights and authority conferred in this Article VIII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Section 8.5. Vested Rights. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE IX

BUSINESS COMBINATIONS

Section 9.1. Election. The Corporation shall not be governed by Section 203 of Delaware Law.

Section 9.2. Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by the interested stockholder.

ARTICLE X

CORPORATE OPPORTUNITIES

Section 10.1. Scope. The provisions of this Article X are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means the WCAS Holders and the CP IV Holders, each as defined in the Stockholders Agreement and the respective affiliates, employees and representatives (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation.

Section 10.2. Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 10.3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 10.4. Amendment of this Article. To the fullest extent permitted by law, no amendment or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article X shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

Section 10.5. Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

FORUM SELECTION

Section 11.1. Choice of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of Delaware Law or this Certificate of Incorporation or Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if no Court of Chancery located within the State of Delaware has jurisdiction, the Federal District Court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XII

DEFINITIONS

Section 12.1. Definitions. Except as otherwise set forth herein, for purposes of this Certificate of Incorporation the following terms shall have the meanings indicated:

(a) “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, shall mean:

(i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock;

(ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

(d) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, shall mean:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of any security exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security was outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of Delaware Law; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into, stock of the Corporation or any such subsidiary which security is distributed pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or of securities exercisable for, exchangeable for or convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Section 13.1(d)(i)-(iv) of this Article XIII) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(e) “control,” including the terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g) “interested stockholder” shall mean any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, that the term “interested stockholder” shall not include (A) the Principal Investors or any Principal Investor Direct Transferee or Principal Investor Indirect Transferee, or (B) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, shall mean a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock;

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” shall mean an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(j) “Principal Investors “ shall mean the Exempted Persons and Chad Richison and his affiliates.

(k) “Principal Investor Direct Transferee” shall mean any person (and its affiliates) who acquires (other than in a registered public offering) directly in one or more related transactions from a Principal Investor or any “group,” or member of any such group, to which a Principal Investor is a party under Rule 13d-5(b)(1) under the Exchange Act, beneficial ownership of fifteen percent (15%) or more in the aggregate of the then outstanding Voting Stock of the Corporation.

(l) “Principal Investor Indirect Transferee” shall mean any person (and its affiliates) who acquires (other than in a registered public offering) directly in one or more related transactions from any Principal Investor Direct Transferee or any other Principal Investor Indirect Transferee beneficial ownership of fifteen percent (15%) or more in the aggregate of the then outstanding Voting Stock of the Corporation.

(m) “stock” shall mean, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(n) “Stockholders Agreement” shall mean that certain Stockholders Agreement made as of December 30, 2013 by and among Paycom Software, Inc., WCAS Paycom Holdings, Inc., WCAS Capital Partners IV, L.P., and The Ruby Group Inc. and the other holders party thereto.

(o) “Trigger Date” shall mean the first date on which the parties to the Stockholders Agreement cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock.

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